Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144453 on Form S-3 and Registration Statement No. 333-143863 on Form S-8 of our report dated March 16, 2010 (September 14, 2010 as to the effects of retrospective adjustments associated with the application of Accounting Standards Codification (“ASC”) paragraph 805-10-25-13), which report expresses an unqualified opinion and includes an explanatory paragraph regarding the effects of the adoption of ASC 810-10-65-1, relating to the consolidated financial statements of StoneMor Partners L.P. and subsidiaries (the “Company”), and our report dated March 16, 2010 related to the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2009, appearing in this Current Report on Form 8-K of StoneMor Partners L.P. dated September 14, 2010.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
September 14, 2010